President's Message
                              -------------------


To Our Sharelolders
-------------------


In 1997 the Company continued its arrangement with Sims/Portex for the distribution of its intermittent urinary catheter. Total sales to Sims/Portex was approximately $700,000. The Company has introduced its own intermittent urinary catheter in the United States and is developing its biofeedback device for treating urinary incontinence. This will further broaden the Company's urinary product line. The Company will complete all existing purchase orders with Sims/Portex by June 1998.

The Company received approval to CE mark its bi-polar coagulation probe from British Standards Institute and can CE mark its biofeedback device by self-certification This will allow the Company to continue selling these products in Europe.

Our workers continue to remain enthusiastic and their dedication to the Company's ultimate success remains steadfast. Considering the situation, as described above, the Company's outlook for 1998 and beyond is uncertain.

Our ability to continue as a viable company is dependent on our success at generating sufficient cash flow or obtaining financing to meet our short-term obligations, to support our working capital needs and to sustain the Company as it strives to generate profitable revenue levels.

We again remain poised to face the challenge and look forward to continue a strong business relationship with all our customers.


Manfred F. Dyck
President & CEO
April 15, 1998

[BIOSEARCH MEDICAL PRODUCTS, INC. LOGO]





                        BIOSEARCH MEDICAL PRODUCTS, INC.
                         -------------------------------

                    Notice of Annual Meeting of Shareholders
                            to be held June 24, 1998
                         -------------------------------
                                                          Somerville, New Jersey
                                                                     May 8, 1998

To the Holders of Common Stock of
BIOSEARCH MEDICAL PRODUCTS, INC.:

     The Annual Meeting of the Shareholders of BIOSEARCH MEDICAL PRODUCTS, INC. will be held at the Ryland Inn, U.S. Route 22 West, Whitehouse, NJ 08876, Wednesday, June 24, 1998, at 10:00 AM, for the following purposes, as more fully described in the accompanying Proxy Statement:

               1.   To elect directors of the Company for the ensuing year.

               2. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The close of business on May 1, 1998 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.


                       By Order of the Board of Directors,




                       Robert J.  Moravsik, Secretary


     You are cordially invited to attend the Meeting in person. If you do not expect to be present, please mark, sign, and date the enclosed form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded.

                                   Ryland Inn
                             Box 284 * Route 22 West
                              Whitehouse, NJ 08888
                                 (908) 534-4011





                  [GRAPHIC -- MAP SHOWING LOCATION OF RYLAND INN]

PROXY STATEMENT

     This Proxy Statement, which will be mailed commencing on or about May 8, 1998 to the persons entitled to receive the accompanying Notice of Annual Meeting of Shareholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of Biosearch Medical Products, Inc., for use at the Annual Meeting of Shareholders to be held on June 24, 1998, and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive office is located at 35 Industrial Parkway, Somerville, New Jersey 08876.

     At the close of business on May 1, 1998, the record date stated in the accompanying Notice, the Company had outstanding 2,202,878 shares of common stock, without par value (the "Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock.

     On May 1, 1998, Manfred F. Dyck, President and a director of the Company, beneficially owned approximately 22.4% of the outstanding Common Stock of the Company, and his wife, Ursula M. Dyck, a director of the Company, beneficially owned an additional 1.5% of the Common Stock. Such ownership may enable such shareholders to exercise a controlling influence over the Company's affairs.

                            I. ELECTION OF DIRECTORS
                                  (Proposal I)

     Five directors will be elected at the Annual Meeting of Shareholders, each to serve for one year and until a successor shall have been chosen and qualified. It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of the five nominees listed in the following table, unless otherwise instructed in such Proxy. Each such nominee is currently serving as a director. In case any of the nominees are unable or decline to serve, such persons reserve the right to vote the shares represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any person named will be unable or will decline to serve. Certain information concerning the nominees for election as directors is set forth below. Such information was furnished by them to the Company.

  Nominees for Election
  ---------------------

  NAME, AGE, & PRINCIPAL                     AMOUNT AND NATURE                    PERCENT OF
  OCCUPATION                                 OF BENEFICIAL                        OUTSTANDING
  ----------                                 OWNERSHIP OF                         SHARES
                                             COMMON STOCK                         ------
                                             AS OF May 1, 1998 (1)
                                             ---------------------

  MANFRED F. DYCK, age 62;                     492,534 (2)                                 22.4
   President of the Company since 1975;
   Director, CEO & President: Hydromer,
   Inc., (developer and marketer of
   polymeric complexes). Director of the
   Company since 1975.

  URSULA M. DYCK, age 63;                       33,516 (3)                                  1.5
   Vice President, Sales of Company from
   1991 to 1996; Director: Hydromer,
   Inc.; Director of the Company since
   1975.

  DAVID M. SCHRECK, M.D. age 44;                10,000 (4)                                  0.5
   Chief, Department of Emergency
   Medicine, Medical Director,
   Muhlenberg Regional Medical Center
   since 1991; also President EMO
   Medical Offices in Livingston, NJ.
   Director of the Company since April
   1996.

  FREDRICK A. PERL, MD, age 70                   9,000 (4)                                  0.4
   Attending staff, Somerset Medical
   Center since 1957; Consulting staff
   Obstetrics and Gynecology, Carrier
   Clinic since 1959; Affiliated with
   St. Peter's Medical Center, active
   staff Since 1994, Director of the
   Company since December 1996

  NAME, AGE, & PRINCIPAL                     AMOUNT AND NATURE                    PERCENT OF
  OCCUPATION                                 OF BENEFICIAL                        OUTSTANDING
  ----------                                 OWNERSHIP OF                         SHARES
                                             COMMON STOCK                         ------
                                             AS OF May 1, 1998 (1)
                                             ---------------------
  KLAUS J.H. MECKELER, M.D. age 64;             22,000 (4)                                  1.0
   Clinical Professor of Medicine
   UMDNJ, Robert Wood Johnson Medical School
   Former Chief of Gastroenterology
   and Director of Endoscopic Clinic
   (a clinic specializing in
   gastrointestinal disorders)
   Somerset Medical Center, since
   1966; Director of the
   Company since January 1984.

----------

     (1) Except as otherwise indicated, as of May 1, 1998, each nominee had sole voting and investment power with respect to all shares shown in the table as beneficially owned by such nominee.

     (2) Includes an aggregate of 4,146 shares held by Mr. Dyck as custodian for certain of his children, and includes 16,561 shares held with sole voting and investment power by certain other of Mr. Dyck's children; also includes 96,867 stock options in Mr. Dyck's name and 34,387 options in the name of Mr. Dyck's son Martin. Excludes shares held by Ursula M. Dyck, his wife, individually or as custodian (see note 3 below).

     (3) Includes an aggregate of 3,908 shares held by Mrs. Dyck as custodian for certain of her children but does not include any shares held with sole voting and investment power by certain of Mrs. Dyck's children, as to which Mrs. Dyck disclaims beneficial ownership or shares held by Manfred F. Dyck, her husband, individually or as custodian (see note 2 above).

     (4) In January 1998 the directors voted to re-issue certain options to account for past services as Board members and to compensate directors for agreeing to accrue Board Member fees. Dr. Meckeler was granted 22,000 options to purchase shares as a replacement for all previous options; Dr. Schreck was granted 10,000 options to purchase shares as a replacement for all previous options and Dr. Perl was granted 1,000 options in addition to the 8,000 previously granted in 1997. The options were granted at the market price on the date of grant.

     No family relationship exists between any of the directors or executive officers of the Company, except that Manfred F. Dyck and Ursula M. Dyck are husband and wife and Martin C. Dyck who served as the Company's Vice President of Manufacturing and now President is their son.

Board Meetings
--------------

     During the past year, the Board of Directors of the Company met ten times. Each of the persons named above attended at least seventy-five percent (75%) of the meetings of the Board of Directors and meetings of any committees of the Board on which such person served which were held during the time that such person served.

Committees in General
---------------------

     The Board of Directors of the Company does not have a Nominating Committee or a Compensation Committee. In June of 1989 the Company formed an Audit Committee to oversee the auditing process and evaluate the performance of the outside accountants. The Audit Committee met on one occasion in 1997. The Board of Directors approved a practice in 1990 whereby the outside directors are to approve the raises of all employees whose salaries are above $50,000 a year.

Section 16 Filing Obligations
-----------------------------

     During 1997 all directors and officers have complied with their obligation to file the reports which are required by Section 16(a) of the Exchange Act. The Company is not aware of any failure on the part of beneficial owners of more then 10% of the outstanding common stock of the Company, to file timely reports.


Summary Compensation Table
--------------------------

     The following table sets forth information concerning the CEO and executive officers of the Company whose cash compensation exceeded $100,000 as of December 31, 1997.


                                                               Long Term Compensation
                                       Annual Compen.            Awards                           Payouts
                                                      Other
        Name                                          Annual   Restricted                         All Other
        and                                           Compen-  Stock             LTIP             Compen-
        Principal                                     sation   Award     Options/Payouts          sation
        Position          Year      Salary($) Bonus($)          ($)      SARs(#)(2)($)            ($)
        --------
        Manfred F. Dyck   1997       95,803    0       3,510    0         77,617    0             0
                          1996      192,500    0      16,760    0         0         0             0
                          1995      192,500    0      16,210    0         0         0             0

     No other executive qualifies for inclusion in this table.

          Notes:

               1. On October 29, 1997 Mr. Dyck was granted 77,617 options to purchase company stock at $0.19. This grant was vested in full. (see Options granted.)

               2. On May 5, 1998 Mr. Martin C. Dyck was appointed President of the Company (Mr. Manfred Dyck retaining the position of Chairman and CEO). Martin Dyck's 1997 Salary was $60,000 per year plus other compensation of $5,000 accrued, not paid. Mr. Martin Dyck was awarded an option to purchase 24,055 shares of the Company stock on 10/29/97. (see Options Grants in Last Fiscal Year)

     The Company has customary medical and group life insurance programs. See "Certain Employee Benefit Arrangements" below. See also "Certain Agreements with Directors and Executive Officers" and "Other Information Concerning Directors, Officers, and Shareholders" below. The Company makes certain benefits not described elsewhere herein available to its executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. The Company considers such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits in the case of each executive officer in the above table, which cannot be precisely ascertained, but is less than the lesser of (a) 10% of the total salary and bonus paid to each executive officer or (b) $50,000 as the case may be, is not included in such table.

Option Granted
--------------

     On October 29, 1997 Stock Options to purchase 200,041 shares at $0.19 were awarded to 13 managerial and key employees including Manfred F. Dyck who received 77,617. These options immediately vested. The options expire if the employee resigns. It was the Company's opinion that such awards are necessary to retain the companies experienced key employees who have not received salary increments for the past three years.

Option Grants in Last Fiscal Year
---------------------------------

                                              % of Total
                                               Options         Exercise or
                                               Granted         Base Price         Expir-
                                    Options      in            Per Share          ation
                          Name      Granted  Fiscal Year       ($/sh)             Date

                 Manfred F. Dyck      77,617      37.3%          .19              10/29/2002
                 Dr. Fredrick Perl     8,000       3.8%          .17               2/20/2002
                 Other employees     122,424      58.9%          .19              10/29/2002

                 Note: on 10/29/97 the board granted a total of 200,043 options to purchase company stock to key employees including officers to partial compensate these employees for not having been given salary increases in the past three years. It is the opinion of the board that it is in the best interest of the Company to retain certain employees.

                 On 1/21/98 the Board granted 33,000 options to purchase stock to outside directors based on total years of service to the Company. In addition 18,000 options were granted to two more key employees.

Aggregated Option Exercises in Last Fiscal Year
-----------------------------------------------
and Fiscal Year End Option Status
---------------------------------

                                                               Number of Unexercised                See note
                          Shares                               Options Held at             Val.of Unexer, in the money
                          Acquired when        Value           Fisc. Year End (#)          Options at Fiscal Year End ($)
                          Exercised(#)       Realized($)       Exercis-           Unexercis-        Exercis-          Unexercis-
        Name                                                     able               able              able              able

  Manfred F. Dyck, CEO, BD                    --               96,867                 0             $8,538                0

                          note: "in the money" calculation assumes a market price of $.30 (5/1/98). Pursuant to the terms of the option grant the shares are restricted, and may only be sold in the marketplace pursuant to an exception to the requirements to register such as Rule 144.

Long-Term Stock Incentive Plan Awards
-------------------------------------

        The Company did not have such a plan in effect for the fiscal year 1997 and has no present intention to establish such a plan.

Profit Sharing Retirement Plan
------------------------------

     The Company has a "401K" Plan in effect for all of its employees. Subject to the discretion of the Company, exercised each year, it contributes 33 1/3% of employee contributions up to 6% to the plan. Effective May 1, 1991, the Company has discontinued the contribution subject to further action by the Board. The full costs of administering the plan, which includes service fees paid to an insurance company for administering the plan and monies paid to the Company's auditors to provide an audit report, will be borne by the Company.

Certain Agreements with Directors
---------------------------------
and Executive Officers
----------------------

     Mr. Dyck has an employment agreement with the Company which provides a minimum annual salary of $192,500, and a 6-month notice of termination. The Company was obligated to maintain "key man" life insurance to fulfill its obligations in part under this Agreement as long as Mr. Dyck had to guarantee any obligation of the Company which has expired. Mr. Dyck was required to devote at least 90% of his business time to the affairs of the Company. On January 1, 1993 the Company and Mr. Dyck agreed that his annual salary would be reduced to $96,500 and he would be required to work on a part time basis of three days per week. On June 4, 1994 Mr. Dyck's salary was increased to the full time amount of $193,000 per year. In December 1994 as part of a cost reduction plan, Mr. Dyck voluntarily agreed to a salary reduction to $150,000 per year. On February 5, 1997 Mr. Dyck presented the Board with a cost reduction program which resulted in his salary being voluntarily reduced to $95,000/year based on a three day work week. On 5/5/98 by consent and agreement, Mr. Dyck's salary was amended to $150,000 accrued not paid. He agreed to be removed as President, but retained the title of Chairman and CEO. Mr. Martin C. Dyck, son of Mr. Dyck was appointed President.

     For services rendered to the Company certain directors of the Company were granted options to purchase Common Stock of the Company. (See "Options Granted" above.)

     Each director of the Company is entitled to receive compensation in the amount of $750 for each meeting of the Board of Directors attended either in person or telephonically, and $200 for each specially called telephonic conference meeting. In December of 1996 and until further notice the Board agreed to accrue, but not pay Directors fees.

Information Concerning Certain Shareholders
-------------------------------------------

     The shareholders (including any "group" as that term is used in Section 13(d) (3) of the Securities Exchange Act of 1934), who, to the knowledge of the Board of Directors of the Company, owned beneficially more than 5% of any class of the outstanding voting securities of the Company as of May 1, 1998, each Director of the Company who owned beneficially shares of Common Stock and all Directors and Officers of the Company as a group, and their respective share holdings as of such date (according to information furnished by them to the Company), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power. The company has one class of shares.

  NAME AND                                   SHARES OF COMMON STOCK                      PERCENT
  --------                                   ----------------------                      -------
  ADDRESS                                    OWNED BENEFICIALLY AS OF                    OF CLASS
  -------                                    ------------------------                    --------
                                             May 1, 1998
                                             -----------

  Manfred F. Dyck                              492,534 (1)                                 22.4
   255 Holland Road
   Far Hills, NJ  07931

  Ursula M. Dyck                                33,516 (2)                                  1.5
   255 Holland Road
   Far Hills, NJ  07931

  Frederick A. Perl                              9,000 (3)                                  0.4
   951 North Mountain Ave.
   Boundbrook, NJ   08805

  David M. Schreck                              10,000 (3)                                  0.5
   80 Division Ave.
   Summit, NJ  07901

  Klaus J.H. Meckeler                           22,000 (3)                                  1.0
   720 Route 202-206
   Bridgewater, NJ  08807

  Steve N. Bronson                             239,494                                     10.9
  2101 W. Commercial Blvd, Suite 1500
  Ft. Lauderdale, Florida 33309

  All Directors and Officers                   620,091 (4)                                 28.2
   as a Group (8 persons)

     (1) Includes an aggregate of 4,146 shares held by Mr. Dyck as custodian for certain of his children and includes 16,561 shares held with sole voting and investment power by certain of Mr. Dyck's children, also includes 96,867 stock options in Mr. Dyck's name and 34,387 options in the name of Mr. Dyck's son Martin. Does not include shares held by Ursula M. Dyck, Mr. Dyck's wife, individually or as custodian (see note 2 below).

     (2) Includes an aggregate of 3,908 shares held by Mrs. Dyck as custodian for certain of her children but does not include any shares held with sole voting and investment power by certain of Mrs. Dyck's children, as to which Mrs. Dyck disclaims beneficial ownership or shares held by Manfred F. Dyck, her husband, individually or as custodian (see note 1 above)

     (3) In January 1998 the directors voted to re-issue certain options to account for past services as Board members and to compensate directors for agreeing to accrue Board Member fees. Dr. Meckeler was granted 22,000 options to purchase shares as a replacement for all previous options; Dr. Schreck was granted 10,000 options to purchase shares as a replacement for all previous options and Dr. Perl was granted 1,000 options in addition to the 8,000 previously granted in 1997. The options were granted at the market price on the date of grant.

     (4) Includes 225,135 options presently held by Officers or Directors, see "Options Granted Outside Of Stock Option Plan."

Other Information Concerning Directors,
---------------------------------------
Officers and Shareholders
-------------------------

     The Company, during 1997 was a party to various transactions with Hydromer, Inc. Hydromer provides the Company with chemicals and analytical services. In 1997 the Company purchased approximately $40,000 worth of goods and services from Hydromer and billed Hydromer for approximately $77,000 for services, out of pocket expenses incurred in its behalf (the Company provides secretarial services to Hydromer at $500 per month), the purchase of a curing oven for $46,000 and rented some space at Biosearch for $19,000. This arrangement for space was terminated in latter 1997 and the oven was removed and reinstalled at Hydromer's production facility. The Company paid Hydromer $29,000 representing a minimum royalty fee for a patent/know-how license concerning the Hydromer coatings and accrued an additional $26,875 for royalties due but not paid. In late 1997 Hydromer and Biosearch entered into a secrecy agreement whereby the Officers of Hydromer were granted access to the non-public records of Biosearch to explore any possible business relationships or ventures. On March 31, 1998 the Company and Hydromer entered into a contract of sale whereby, Hydromer agreed to purchase the Company's building and land at a price of $850,000 and a three year lease-back to the Company of 16,000 square feet (approx. 2/3rds of the building). The parties valued the lease at $346,500. Closing is expected to take place with 60 days.

     Manfred F. Dyck and Ursula M. Dyck, both of whom are Officers or Directors of the Company, are also directors of Hydromer. Mr. Manfred Dyck is the President and CEO of Hydromer. In total they hold 42% (on a fully diluted basis) of the capital stock of Hydromer. The Company believes that the terms of the foregoing arrangement are fair and equitable to both parties.

     Beginning in 1995 and until July 1997 the General Counsel of the Company provided license services to Hydromer on a part time one day per week basis as a Contract Administrator. In July of 1997 the relationship was increased to two days per week. As of April 20, 1998, as part of a cost reduction plan, the General Counsel was employed by the Company on a part time basis of 1 day per week. The remaining 4 days are spent as the General Counsel of Hydromer. In the event of a conflict between the Company and Hydromer, outside counsel are used.

     In 1996 the Company established a medical advisory board consisting in part of the three Directors of the Company who are M.D.'s. Directors Meckeler, Perl and Schreck have not been compensated for the meetings attended but the Company expects to formulate a policy in the future pertaining to advisory boards.

     In June of 1997 Barber and Bronson Incorporated ("Bronson"), a company owned in part by Mr. Steven Bronson a stockholder of the Company (see "Information Concerning Certain Shareholders") entered into a Confidential Information Agreement whereby Bronson agreed to keep confidential, certain information concerning the business, financial condition, operations, prospects, assets and liabilities of the Company and not use or transmit such information to third parties in contravention of the U.S. Securities Laws. In March of 1998 Catalyst Financial, a company affiliated with Bronson, proposed that Bronson would act as a placement agent for the private placement of the remaining authorized but unissued stock of the Company and certain other contingencies not within control of the Company; the proposed placement/finder's fees were $70,200 with a good faith deposit of $15,000 to be charged against the non-allowable expenses and commissions. The Company took no action in respect of the offer and it expired upon its own terms.


                  II. RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Amper, Politziner & Mattia to serve as independent accountants for the Company for the fiscal year ending December 31, 1997. The Board of Directors considers this firm to be eminently qualified.

     A representative of Amper, Politziner & Mattia will be present at the Meeting with the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                               III. OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such matters are properly presented for action, it is the intention of the person named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.


                                IV. MISCELLANEOUS

     If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted in the election of directors IN FAVOR OF the items proposed by the Board of Directors. Any Proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a shareholder, who may have already given a Proxy, will have the effect of revoking the same.

     All costs relating to the solicitation of Proxies will be borne by the Company. Proxies will be solicited by the Company by mail and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

     It is important that Proxies be returned promptly. Shareholders who do not expect to attend the Meeting in person are urged to mark, sign, and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

Shareholder Proposals
---------------------

     Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company by January 20, 1999 in order to be considered for inclusion in the Company's Proxy Statement relating to such Meeting.